As filed with the Securities and Exchange Commission on November 20, 2015

Registration No. 333–

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SINGER MADELINE HOLDINGS, INC.1
(Exact name of registrant as specified in its charter)

Delaware	2300	47-4452789
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Singer Madeline Holdings, Inc.
c/o Sequential Brands Group, Inc.
5 Bryant Park
30th Floor
New York, NY 10018
(646) 564-2577
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Yehuda Shmidman
Singer Madeline Holdings, Inc.
c/o Sequential Brands Group, Inc.
Chief Executive Officer
5 Bryant Park
30th Floor
New York, NY 10018
(646) 564-2577
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒

Non-accelerated filer ☐	(Do not check if a smaller reporting company).	Smaller reporting company ☐

   1 Registrant to be renamed Sequential Brands Group, Inc. prior to effectiveness.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (3)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value (1)	21,627,375	$10.085(4)	$218,112,077.00(4)	$21,963.89
Warrants (2)	3,000,000	$11.20(5)	$33,600,000.00(5)	$3,383.52
Common Stock, $0.01 par value, issuable upon exercise of warrants (2)	3,000,000	N/A(6)	N/A(6)	N/A(6)

Total amount of registration fee				$$25,347.41

(1)	Consists of (i) 20,252,375 shares of common stock issued to certain stockholders of the registrant’s predecessor SQBG, Inc. (formerly known as Sequential Brands Group, Inc.) (“Old Sequential”) and not registered on the registrant’s Form S-4 and (ii) up to 1,375,000 shares to be delivered on February 15, 2016 in connection with the acquisition of Galaxy Brand Holdings, Inc.
(2)	Consists of (i) warrants to purchase 3,000,000 shares of common stock at an exercise price of $11.20 per share and (ii) 3,000,000 shares of common stock issuable upon the exercise of the warrants.
(3)	In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered by this registration statement shall be increased automatically to cover additional shares in accordance with Rule 416(a) under the Securities Act.
(4)	Estimated solely for the purposes of computing the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the Old Sequential common stock on the Nasdaq Stock Market on November 16, 2015 (a date within five business days of the filing of this registration statement).
(5)	Estimated solely for the purposes of computing the registration fee in accordance with Rule 457(g) under the Securities Act, based upon the higher of (i) $11.20, the price at which the warrants may be exercised, and (ii) $10.085 the average of the high and low prices of the Old Sequential common stock on the Nasdaq Stock Market on November 16, 2015 (a date within five business days of the filing of this registration statement).
(6)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required in connection with the registration of the shares of common stock underlying the warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2015

SEQUENTIAL BRANDS GROUP, INC.
(formerly known as SINGER MADELINE HOLDINGS, INC.)

21,627,375 Shares of Common Stock
Warrants to Purchase 3,000,000 Shares of Common Stock
3,000,000 Shares of Common Stock Underlying the Warrants

This prospectus relates to the securities of Sequential Brands Group, Inc., a Delaware corporation, formerly named Singer Madeline Holdings, Inc. On December [•], 2015, we completed certain transactions described in this prospectus as a result of which our predecessor companies, SQBG, Inc. (formerly known as Sequential Brands Group, Inc.) (“Old Sequential”) and Martha Stewart Living Omnimedia, Inc. (“MSLO”), became wholly-owned subsidiaries of ours and ceased to be publicly-traded companies. As a result of these transactions, among other things, the prior stockholders of MSLO received cash and shares of our common stock and the prior stockholders of Old Sequential received shares of our common stock.

This prospectus relates to the resale of up to (i) 20,252,375 shares of our common stock, issued by us concurrently with the closing of the mergers, to certain of our stockholders in unregistered transactions; (ii) up to 1,375,000 shares to be delivered on February 15, 2016 in connection with our acquisition of Galaxy Brand Holdings, Inc.; (iii) warrants to purchase up to 3,000,000 shares of our common stock, at an exercise price of $11.20 per share; and (iv) the shares of our common stock issuable upon exercise of the warrants. In each case, the number of shares is subject to adjustment for stock splits, stock dividends or similar transactions.

The common stock and warrants covered by this prospectus may be offered for sale from time to time by the selling stockholders named in this prospectus or in a prospectus supplement. Such shares of common stock and warrants offered by the selling stockholders in this prospectus are being registered to permit the selling stockholders to sell such shares of common stock and warrants from time to time. The selling stockholders may offer and sell such shares of common stock and warrants at fixed prices, prevailing market price, at the time of sale prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. Such shares of our common stock and warrants may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents. We do not know when or in what amounts the selling stockholders may offer such shares of common stock or warrants for sale. The selling stockholders may sell all, some or none of the shares of common stock or warrants offered by this prospectus. Please see the section titled “Plan of Distribution” for a more complete description of how the common stock and warrants offered by this prospectus may be sold.

In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares of our common stock registered by this registration statement shall be increased automatically to cover additional shares. The warrants, but not the shares of common stock issuable upon the exercise of the warrants, are subject to transfer restrictions other than to the limited persons specified therein. Please see the section titled “Description of Warrants” for a more complete description of the terms of the warrants.

We will not receive any of the proceeds from the shares of our common stock or warrants sold by the selling stockholders.

Our common stock (the “common stock”) is currently listed on the Nasdaq Stock Market (the “Nasdaq”), under the symbol “SQBG.” On November 18, 2015, the last reported sale price of our common stock on the Nasdaq was $9.94.

Investing in our common stock involves risks. You should review carefully the risks and uncertainties described under the section titled “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                      , 2015.

 i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information that is different from such information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell common stock and warrants only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

The selling stockholders are offering the common stock and warrants only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the common stock and warrants in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the common stock and warrants and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the common stock and warrants offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus in making your investment decision. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the section titled “Risk Factors.” You also should read and consider the information in the documents incorporated by reference herein and listed in the section titled “Incorporation by Reference of Certain Documents.” References to “selling stockholders” refer to those stockholders listed in the section titled “Selling Stockholders” of this prospectus or in any prospectus supplement, and to their respective successors, assignees and permitted transferees.

As used in this prospectus, unless the context requires otherwise, references to:

•	“Sequential,” “the Company” and “Holdings” refer to Sequential Brands Group, Inc. (formerly known as Singer Madeline Holdings, Inc.) and its subsidiaries;

•	“Old Sequential” refers to our wholly-owned subsidiary, SQBG, Inc. (formerly known as Sequential Brands Group, Inc.), which was publicly traded prior to the consummation of mergers, as described in this prospectus;

•	“we,” “us” or “our” refer to Sequential at all times after the consummation of mergers and refer to Old Sequential at all times prior to the consummation of the mergers;

•	“common stock” refers to the common stock of the Company, par value $0.01, at all times after the consummation of the mergers and refers to the common stock of Old Sequential, par value $0.001, at all times prior to the consummation of mergers;

•	“mergers” refers collectively to the Sequential merger and the MSLO merger;

•	“MSLO” refers to Martha Stewart Living Omnimedia, Inc., a Delaware corporation and our wholly-owned subsidiary;

•	“MSLO merger” refers to the merger of Madeline Merger Sub, Inc., a wholly-owned subsidiary of the Company, with and into MSLO, with MSLO surviving the merger as a wholly-owned subsidiary of the Company;

•	“Sequential merger” refers to the merger of Singer Merger Sub, Inc., a wholly-owned subsidiary of the Company, with and into Old Sequential, with Old Sequential surviving the merger as a wholly-owned subsidiary of the Company; and

•	“warrants” refer to the warrants to purchase common stock that are described in this prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, this prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: our expectations about our acquisition of Martha Stewart Living Omnimedia, Inc. (“MSLO”), proposed new business strategies, regulatory developments or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “projects,” “forecasts,” “aims,” “targets,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	our ability to successfully combine the businesses we have recently acquired;

•	our failure to realize the anticipated benefits of our recent acquisitions;

•	the pro forma financial statements included in this prospectus may not be an indication of our future performance;

•	our failure to achieve our business plan within the time period we originally planned;

•	our ability to locate licensees who can design, manufacture and distribute consumer branded products;

•	our ability to maintain strong relationships with our licensees;

•	the demand for our licensed products in the United States and internationally;

•	our ability to enter into license agreements both in the United States and internationally;

•	the ability of our licensees to meet their contractual obligations;

•	our ability to acquire new brands on commercially reasonable terms and to integrate these brands into our ongoing business;

•	our ability to integrate the brands and businesses we acquire into our ongoing business;

•	the financial performance of the brands and businesses we acquire;

•	a decrease in the availability of financial resources at favorable terms;

•	our substantial amount of indebtedness and our ability to comply with restrictive covenants under our loan agreements;

•	the impact of issuances and public resales of our common stock;

•	our competitive position or changes in competitive actions by other companies;

•	our ability to retain key personnel on commercially reasonable terms;

•	general economic, market or business conditions; and

•	other factors discussed in the section titled “Risk Factors” in this prospectus or in a prospectus supplement, in the Annual Reports on Form 10-K of Old Sequential and MSLO for their years ended December 31, 2014, the subsequent Quarterly Reports on Form 10-Q filed by Old Sequential and MSLO, and in the other reports we file with the SEC, all of which are incorporated by reference herein.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account information currently available to us, and could turn out to be incorrect. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the documents incorporated by reference herein, which are described in the section titled “Incorporation by Reference of Certain Documents” of this prospectus. You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors” of this prospectus.

Our Business

We own a portfolio of consumer brands in the fashion, active and lifestyle categories. We promote, market and license these brands and intend to pursue acquisitions of additional brands or rights to brands. We have licensed and intend to license our brands in a variety of categories to retailers, wholesalers and distributors in the United States and in certain international territories. As of September 30, 2015, we had more than 100 licensees, almost all of which are wholesale licensees. In a wholesale license, a wholesale supplier is granted rights (typically on an exclusive basis) to a single or small group of related product categories for sale to multiple accounts within an approved channel of distribution and territory. Also, as part of our business strategy, we have previously entered into (and expect in the future to enter into) direct-to-retail licenses. In a direct-to-retail license, a single retailer is granted the right (typically on an exclusive basis) to sell branded products in a broad range of product categories through its brick and mortar stores and e-commerce sites. Our objective is to build a diversified portfolio of consumer brands in various categories by growing our existing portfolio and by acquiring new brands.

Old Sequential was incorporated under the laws of the State of Delaware in 1982 and Holdings was incorporated under the laws of the State of Delaware in 2015. Following consummation of the mergers, Holdings changed its name to Sequential Brands Group, Inc. and assumed Old Sequential’s listing on the Nasdaq Stock Market (the “Nasdaq”), under the symbol “SQBG,” while Old Sequential and MSLO will cease to be publicly traded companies and will instead be our wholly-owned subsidiaries.

Our principal offices are located at 5 Bryant Park, 30th Floor, New York, NY 10018 and our telephone number is (646) 564-2577. Our corporate website address is www.sequentialbrandsgroup.com. The information contained on our website is not incorporated by reference into this prospectus and is not a part of this prospectus.

Recent Events

Martha Stewart Acquisition

On December     , 2015, we consummated the acquisition of MSLO, as contemplated by the Agreement and Plan of Merger (the “MSLO Merger Agreement”), dated as of June 22, 2015, among us, certain of our wholly-owned subsidiaries, and Old Sequential and MSLO. As a result of the mergers, all outstanding equity interests held by MSLO stockholders and optionholders were converted into the right to receive a pro rata portion of the transaction consideration, consisting in the aggregate of (i) $176,681,757.15 in cash and (ii)      shares of common stock, subject to rounding. Subject to the terms and conditions of the MSLO Merger Agreement (i) Madeline Merger Sub, a Delaware corporation that was newly formed as a wholly-owned subsidiary of Holdings, was merged with and into MSLO, with MSLO surviving as our wholly-owned subsidiary and (ii) Singer Merger Sub, a Delaware corporation that was newly formed as a wholly-owned subsidiary of Holdings, was merged with and into Old Sequential, with Old Sequential surviving the merger as our wholly-owned subsidiary. As a result of the mergers, among other things, (a) we became the ultimate parent of each of MSLO and Old Sequential and their respective subsidiaries and (b) MSLO stockholders received, for each share of MSLO common stock they owned as of immediately prior to the mergers, shares of our common stock or cash and Old Sequential stockholders received shares of our common stock, each in accordance with the terms of the MSLO Merger Agreement. The terms and conditions of the MSLO Merger Agreement are described in greater detail in Old Sequential’s Current Report on Form 8-K, filed with the SEC on June 23, 2015, which is incorporated by reference into this prospectus.

Joe’s Jeans Acquisition

On September 11, 2015, we completed the acquisition of certain intellectual property assets from Joe’s Jeans Inc. (we refer to such assets as the “Joe’s Jeans business”). The assets used or held for use in Joe’s Jeans’ business operated under the brand names “Joe’s Jeans,” “Joe’s,” “Joe’s JD” and “else.” The terms and conditions of the transaction (the “Joe’s Jeans acquisition”) are more fully described in Old Sequential’s Current Report on Form 8-K filed with the SEC on September 14, 2015, as amended, which is incorporated by reference into this prospectus.

With You Acquisition

On April 8, 2015, we completed the acquisition of With You, Inc. and Corny Dog, Inc. (together, the “With You” businesses). In the transaction (the “With You acquisition”), we acquired a majority interest in the intellectual property rights associated with the With You businesses and other rights. Founded in 2005, the With You businesses comprise a signature lifestyle concept inspired by and designed in collaboration with Jessica Simpson offering 34 product categories including footwear, apparel, fragrance, fashion accessories, maternity apparel, girl’s clothing and a home line. The With You businesses are supported by over 20 best-in-class licensees and has strong department store distribution through Dillard’s, Macy’s, Belk, Lord & Taylor and Nordstrom, among other independent retailers. The terms and conditions of the transaction are more fully described in Old Sequential’s Current Reports on Form 8-K filed with the SEC on April 7, 2015 and April 14, 2015, as amended, which are incorporated by reference into this prospectus.

Galaxy Acquisition

On August 15, 2014, we consummated the acquisition of Galaxy Brand Holdings, Inc. (“Galaxy”), as contemplated by the Agreement and Plan of Merger (the “Galaxy Merger Agreement”), dated as of June 24, 2014, among Old Sequential, certain of its wholly-owned subsidiaries, Galaxy, Carlyle Equity Opportunity GP, L.P. as the representative of the Galaxy stockholders and optionholders (the “Stockholder Representative”) and, for the limited purposes specified therein, Carlyle Galaxy Holdings, L.P. As a result of the acquisition of Galaxy, all outstanding equity interests held by Galaxy stockholders and optionholders were converted into the right to receive a pro rata portion of the transaction consideration, consisting in the aggregate of (i) $100,000,000 in cash, subject to certain adjustments, (ii) 13,750,000 shares of common stock, and (iii) warrants to purchase up to an additional 3,000,000 shares of common stock, subject to adjustment for stock splits, stock dividends or similar transactions. Pursuant to the terms of the Galaxy Merger Agreement, of the 13,750,000 shares of common stock issuable as part of the transaction consideration, 1,375,000 shares will not be delivered prior to February 15, 2016, as described in greater detail in the section titled “Selling Stockholders” beginning on page 12 of this prospectus. In addition, the 3,000,000 warrant shares are subject to certain vesting criteria based on the performance of the Linens‘n Things® brand during the 2016 and 2017 calendar years, as set forth in the form of warrant, which is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms and conditions of the Galaxy Merger Agreement are described in greater detail in Old Sequential’s Current Report on Form 8-K, filed with the SEC on June 25, 2014, as amended.

Other Information

For a complete description of our business, legal proceedings, financial condition, results of operations and other important information, we refer you to the SEC filings of the Company, Old Sequential and MSLO that are incorporated by reference in this prospectus. For instructions on how to find copies of these documents, please see the section titled “Where You Can Find Additional Information” beginning on page 20 of this prospectus.

THE OFFERING

The following is a brief summary of the offering. You should read the entire prospectus carefully, including “Risk Factors” and the information, including financial information relating to us included in our filings with the SEC and incorporated by reference into this prospectus.

Issuer	Sequential Brands Group, Inc. (formerly known as Singer Madeline Holdings, Inc.)

Securities Offered

The securities offered by the selling stockholders by this prospectus include:

•         up to 21,627,375 shares of common stock;

•         warrants to purchase up to 3,000,000 additional shares of common stock; and

•         the shares of common stock issuable upon the exercise of the warrants.

Use of Proceeds

We will receive the proceeds from the exercise of any warrants by the selling stockholders, in an amount equal to the exercise price per share, except to the extent that any selling stockholder elects to exercise his, her or its warrants pursuant to the “net exercise” provision thereof. We will not receive any proceeds from the resale by the selling stockholders of our warrants or common stock, including common stock issued upon the exercise of the warrants.  We intend to use any proceeds received from the exercise of the warrants primarily for general corporate purposes and other lawful purposes.  See “Use of Proceeds.”

Risk Factors	Investing in our common stock or warrants involves substantial risk. For a discussion of factors you should carefully consider before investing in our common stock or warrants, see the section titled “Risk Factors” beginning on page 9 of this prospectus, the Annual Reports on Form 10-K of Old Sequential and MSLO for their years ended December 31, 2014, the subsequent Quarterly Reports on Form 10-Q filed by Old Sequential and MSLO, and the other reports we file with the SEC, all of which are incorporated by reference herein.

Nasdaq Symbol	Our common stock is currently listed on the Nasdaq, under the symbol “SQBG.”

Transfer Agent and Registrar	The transfer agent and registrar for our common stock is Computershare Inc. and Computershare Trust Company, N.A. The transfer agent’s telephone number is (800) 662-7232.

No Market for Warrants	There is no active trading market for the warrants, which are subject to transfer restrictions other than to the limited persons specified therein. Please see the section titled “Description of Warrants” for a complete description of the terms of the warrants.

 SELECTED HISTORICAL FINANCIAL DATA OF OLD SEQUENTIAL

The following table presents selected historical financial data of Old Sequential for the periods indicated. The selected historical financial data as of and for each of the years in the five-year period ended December 31, 2014 has been derived from the audited consolidated financial statements of Old Sequential. The historical consolidated financial information for Old Sequential as of and for the nine months ended September 30, 2015 and 2014 has been derived from unaudited interim condensed consolidated financial statements of Old Sequential and, in the opinion of our management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods. The information below does not reflect the financial information of Galaxy, the With You businesses or the Joe’s Jeans business for any of the periods prior to our acquisition of such businesses. The following information should be read together with Old Sequential’s consolidated financial statements and unaudited condensed consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See “Where You Can Find More Information” beginning on page 20 of this prospectus. Old Sequential’s historical consolidated financial information may not be indicative of our future performance or of the future performance of Old Sequential.

	Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012	2011 (1)	2010 (1)
	(in thousands, except share and per share data)
Consolidated Income Statement Data:
Net revenue	$56,833	$23,265	$41,837	$22,653	$5,274	$547	$—
Operating expenses	30,561	21,200	29,806	16,845	11,812	172	211
Income (loss) from operations	26,272	2,065	12,031	5,808	(6,538)	375	(211)
Income (loss) from continuing operations	6,462	3,066	(646)	(11,142)	(7,394)	239	(235)
Loss from discontinued operations:
Loss from discontinued operations of wholesale business, net of tax	—	—	—	(6,244)	(985)	(6,551)	(1,182)
Loss from discontinued operations of retail subsidiary, net of tax	—	—	—	—	(795)	(1,554)	(791)
Loss from discontinued operations of J. Lindeberg subsidiaries	—	—	—	—	—	(126)	(378)
Gain on sale of member interest in subsidiary	—	—	—	—	—	2,012	—
Loss from discontinued operations, net of tax	—	—	—	(6,244)	(1,780)	(6,219)	(2,351)
Consolidated net income (loss)	6,462	3,066	(646)	(17,386)	(9,174)	(5,980)	(2,586)
Noncontrolling interest:
Continuing operations attributable to noncontrolling interest	(3,617)	(285)	(422)	(588)	49	22	60
Discontinued operations of wholesale business attributable to noncontrolling interest	—	—	—	—	—	3,118	1,026
Discontinued operations of retail subsidiary attributable to noncontrolling interest	—	—	—	—	—	440	396
Discontinued operations of J. Lindeberg subsidiaries attributable to noncontrolling interest	—	—	—	—	—	63	189
Net (income) loss attributable to noncontrolling interest	(3,617)	(285)	(422)	(588)	49	3,643	1,671
Net income (loss) attributable to Old Sequential and Subsidiaries	$2,845	$2,781	$(1,068)	$(17,974)	$(9,125)	$(2,337)	$(915)
Basic and diluted earnings (loss) per share:
Continuing operations	$0.07	$0.10	$(0.04)	$(0.66)	$(3.04)	$0.11	$(0.07)
Discontinued operations	—	—	—	(0.35)	(0.74)	(1.08)	(0.31)
Attributable to Old Sequential and Subsidiaries	$0.07	$0.10	$(0.04)	$(1.01)	$(3.78)	$(0.97)	$(0.38)
Basic weighted average common shares outstanding	39,384,090	27,213,730	29,964,604	17,713,140	2,413,199	2,400,171	2,400,171
Diluted weighted average common shares outstanding	41,639,135	29,284,602	29,964,604	17,713,140	2,413,199	2,400,171	2,400,171

	As of September 30,		As of December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$28,287	$27,052	$22,521	$25,125	$2,624	$243	$1,185
Working capital (deficiency) from continuing operations	40,618	24,846	23,584	17,745	(524)	(4,401)	914
Intangible assets, net	558,552	294,257	303,039	115,728	4,293	392	407
Total assets	809,466	515,261	526,363	153,605	8,977	2,188	9,440
Long-term debt, including current portion	368,026	180,000	175,500	57,931	3,502	1,750	750
Total equity (deficit)	351,008	262,056	264,900	81,169	(48)	(5,416)	2,192

(1)	The selected historical financial data for 2010 and 2011 affects the comparability of the information reflected. In the second half of 2011, we transitioned our business model to focus on licensing and brand management. Prior to this time, we designed, marketed and provided on a wholesale basis branded apparel and apparel accessories, as well as operated retail stores to sell our branded products. In the second half of 2011, we discontinued our wholesale distribution of branded apparel and apparel accessories, liquidated our existing inventory and closed our remaining stores. To reflect this business transition, in March 2012, we changed our corporate name from People’s Liberation, Inc. to Sequential Brands Group, Inc.

SELECTED HISTORICAL FINANCIAL DATA OF MSLO

The following table presents selected historical financial data for MSLO for the periods indicated. The selected historical financial data as of and for each of the years in the five-year period ended December 31, 2014 has been derived from the audited consolidated financial statements of MSLO. The historical consolidated financial information for MSLO as of and for the nine months ended September 30, 2015 and 2014 has been derived from unaudited interim consolidated financial statements of MSLO and, in the opinion of MSLO’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods. The following information should be read together with MSLO’s consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See “Where You Can Find More Information” beginning on page 20 of this prospectus. MSLO’s historical consolidated financial information may not be indicative of our future performance or of the future performance of MSLO.

	Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014 (1)	2013 (2)	2012 (3)	2011 (4)	2010 (5)
	(in thousands, except share and per share data)
Income Statement Data Revenues:
Publishing	$17,176	$57,516	$82,139	$96,493	$122,540	$140,857	$145,573
Merchandising	34,650	41,494	57,371	59,992	57,574	48,614	42,806
Broadcasting	930	1,489	2,406	4,190	17,513	31,962	42,434
Total revenues	52,756	100,499	141,916	160,675	197,627	221,433	230,813
Operating loss	(6,080)	(14,796)	(7,832)	(1,897)	(56,396)	(18,594)	(8,663)
Net loss	$(6,798)	$(11,901)	$(5,058)	$(1,772)	$(56,085)	$(15,519)	$(9,596)
Per Share Data:
Loss per share:
Basic and diluted – Net loss	$(0.12)	$(0.21)	$(0.09)	$(0.03)	$(0.83)	$(0.28)	$(0.18)
Weighted average common shares outstanding:
Basic and diluted	57,365,909	56,908,036	56,953,958	64,912,368	67,231,463	55,880,896	54,440,490
Dividends per common share	$—	$—	$—	$—	$—	$0.25	$—
Financial Position
Cash and cash equivalents	$4,680	$5,747	$11,439	$21,884	$19,925	$38,453	$23,204
Short-term investments	37,152	47,343	36,816	19,268	29,182	11,051	10,091
Restricted cash and investments	—	—	—	5,072	—	—	—
Total assets	98,520	118,292	121,479	148,367	154,260	216,120	222,314
Long-term obligations	—	—	—	—	—	—	7,500
Shareholders’ equity	62,399	61,180	68,685	70,475	95,516	147,947	139,033
Other Financial Data
Cash flow (used in)/provided by operating activities	$(4,323)	$7,518	$2,706	$(1,495)	$396	$(2,142)	$2,332
Cash flow (used in)/provided by investing activities	(1,441)	(24,856)	(14,428)	4,378	(18,918)	6,886	153
Cash flow (used in)/provided by financing activities	(995)	1,201	1,277	(924)	(6)	10,505	(4,665)

NOTES TO SELECTED FINANCIAL DATA

(1)	2014 results included a non-cash intangible asset and goodwill impairment charge of $11.4 million in the Merchandising segment and restructuring charges of $3.6 million.

(2)	2013 results included restructuring charges of $3.4 million.

(3)	2012 results included a non-cash goodwill impairment charge of $44.3 million in the Publishing segment and restructuring charges of $4.8 million.

(4)	2011 results include restructuring charges of $5.1 million.

(5)	2010 results include the recognition of substantially all of the license fee of approximately $5.0 million from Hallmark Channel for a significant portion of the library of programming, as well as licensing revenue for other new programming delivered to Hallmark Channel.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table shows summary unaudited pro forma condensed combined financial information, referred to as the summary pro forma financial information, about our financial condition and results of operations, after giving effect to the mergers and our acquisitions of MSLO, Galaxy, the With You businesses and the Joe’s Jeans business, in each case prepared using the acquisition method of accounting with Sequential considered the accounting acquirer.

The summary unaudited pro forma condensed combined balance sheet data, referred to as the summary pro forma balance sheet, combines the unaudited historical condensed consolidated financial position of Old Sequential and MSLO as of September 30, 2015, giving effect to the mergers and our acquisitions of MSLO as if it had been consummated on September 30, 2015.

The summary unaudited pro forma condensed combined statements of operations data for the fiscal year ended December 31, 2014 and for the nine months ended September 30, 2015 assumes that the mergers and our acquisitions of MSLO, Galaxy, the With You businesses and the Joe’s Jeans business each took place on January 1, 2014, the beginning of our most recently completed fiscal year. Old Sequential’s audited historical condensed consolidated operating results have been combined with MSLO’s and the With You businesses’ audited historical condensed combined operating results for the year ended December 31, 2014, the Joe’s Jeans business’ audited historical condensed combined operating results for the year ended November 30, 2014 and Galaxy’s unaudited consolidated operating results for the period from January 1, 2014 through August 15, 2014. Old Sequential’s unaudited historical condensed consolidated operating results have been combined with MSLO’s unaudited historical condensed consolidated operating results for the nine months ended September 30, 2015, the With You businesses’ unaudited historical condensed consolidated operating results for the period from January 1, 2015 through April 8, 2015 and the Joe’s Jeans business’ unaudited historical condensed consolidated operating results for the nine months ended August 31, 2015. The summary unaudited pro forma condensed combined statement of operations data for the fiscal year ended December 31, 2014 and the summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2015 are collectively referred to as the summary pro forma statements of operations.

The summary pro forma information does not reflect the impact of possible revenue or earnings enhancements or cost savings from operating efficiencies or synergies from the mergers. Also, the summary pro forma information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the mergers that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the mergers are not included in the summary pro forma statements of operations. However, the impact of such transaction expenses is reflected in the summary pro forma balance sheet as a decrease to retained earnings and as a decrease to cash or increase to debt. In addition, the summary pro forma information does not purport to project the future financial position or operating results of the combined company. Further, results may vary significantly from the results reflected because of various factors, including those discussed under the heading “Risk Factors” beginning on page 9.

The summary pro forma information is presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of the combined company following the mergers. In addition, the summary pro forma information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented.

The summary pro forma information has been derived from and should be read in conjunction with the consolidated financial statements and the related notes of Old Sequential and MSLO and the financial statements of Galaxy, the With You businesses and the Joe’s Jeans business, each incorporated herein by reference, and the more detailed unaudited pro forma condensed combined consolidated financial information, including the notes thereto, appearing elsewhere in this prospectus. See “Where You Can Find More Information” beginning on page 20 of this prospectus.

	As of or for the Nine Months Ended September 30, 2015	For the Year Ended December 31, 2014
	(dollars in thousands, except per share data)
Pro Forma Condensed Combined Statement of Operations Data:
Net revenue	$118,536	$226,508
Operating expenses	$84,168	$229,621
Income (loss) from operations	$34,368	$(3,113)
Income (loss) from continuing operations	$2,753	$(30,494)
Net loss attributable to Sequential Brands Group, Inc. and Subsidiaries	$(1,902)	$(32,136)
Basic loss per share	$(0.03)	$(0.56)
Diluted loss per share	$(0.03)	$(0.56)
Pro Forma Condensed Combined Balance Sheet Data:
Total assets	$1,291,443
Total liabilities	$785,634
Total stockholders’ equity attributable to Sequential Brands Group, Inc. and Subsidiaries	$431,951
Total liabilities and stockholders’ equity	$1,291,443

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider, with your respective legal counsel, tax and financial advisors and/or accountants, the following risk factors, the risk factors in the Annual Reports on Form 10-K of Old Sequential and MSLO for their years ended December 31, 2014, the subsequent Quarterly Reports on Form 10-Q filed by Old Sequential and MSLO, and the other reports we and they file with the SEC, all of which are incorporated by reference herein, as well as the other information contained in this prospectus. If any of the following risks actually occur, our business, financial condition and/or results of operations could be materially and adversely affected. In such an event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Ownership of Our Warrants

The adjustment to the exercise price for the warrants and the number of shares of common stock underlying each warrant in connection with an anti-dilutive adjustment event may not adequately compensate you for any lost value of your warrants as a result of such transaction.

If a specified corporate event or transaction constituting a dilutive event occurs, under certain circumstances we will adjust the exercise price for warrants and the number of shares of common stock underlying each warrant. The adjustment to the exercise price for warrants and the number of shares of common stock underlying each warrant will be determined based on the date on which the dilutive event occurs or becomes effective. The adjustment to the exercise price for warrants and the number of shares of common stock underlying each warrant in connection with a dilutive event may not adequately compensate you for any lost value of your warrants as a result of such dilutive event.

Under certain circumstances, holders may have to pay U.S. federal income tax as a result of a deemed distribution with respect to our common stock or warrants—even if holders do not receive a corresponding distribution of cash—such as, if we adjust, or fail to adjust, the exercise price of the warrants in certain circumstances.

Holders of our common stock or warrants may be treated as having received a constructive distribution in certain circumstances, for example if we make certain adjustments to (or fail to make adjustments to) the exercise price of the warrants and such adjustment (or failure to make an adjustment) has the effect of increasing the proportionate interest of certain holders in our earnings and profits or assets. Such a distribution could be treated as a taxable dividend or capital gain for U.S. federal income tax purposes even though holders do not receive any cash with respect to such constructive distribution. In addition, you may be subject to U.S. federal withholding tax on any such constructive distribution on our common stock or warrants. You are advised to consult your independent tax advisor regarding the possibility and tax treatment of any deemed distributions for U.S. federal income tax purposes.

Until the exercise of our warrants, holders of the warrants do not have identical rights as holders of our common stock, but they will be subject to all changes made with respect to our common stock.

Holders of warrants are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but they will be subject to all changes affecting our common stock. Holders of our warrants will have rights with respect to our common stock only if they receive our common stock upon exercise of the warrants and only as of the date when such holder becomes a record owner of the shares of our common stock upon such exercise. For example, with respect to warrants, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date a warrant holder is deemed to be the owner of the shares of our common stock due upon exercise of the warrants, the exercising warrant holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The warrants only become exercisable upon the achievement of certain performance-based metrics relating to the Linens ‘n Things® brand and may not vest in full or at all. To the extent that the warrants do vest, the market price of our common stock may or may not exceed the exercise price of the warrants at the time the warrants are exercisable.

The warrants only become exercisable upon the achievement in the 2016 and 2017 calendar years of certain performance-based metrics relating to the Linens ‘n Things® brand. We cannot provide you with any assurance that such performance-based metrics will be achieved. To the extent that such performance-based metrics are not achieved, the warrants may not vest in full or at all, and the value of the warrants may be diminished or the warrants may become worthless.

Moreover, the warrants expire on December 31, 2019. We cannot assure you that now, or in prior to the expiration date, the market price of our common stock will exceed the exercise price of the warrants. Any vested warrants not exercised by their date of expiration will expire worthless, and we will be under no further obligation to the warrant holder.

Since the warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

The liquidity of the warrants will be significantly limited as a result of the transfer restrictions specified therein.

The warrants, but not the shares of common stock issuable upon the exercise of the warrants, are subject to restrictions that prohibit transfers other than to the limited persons specified therein. The permitted transferees of the warrants include (in the case of individuals) spouses and certain other individuals and entities for estate planning purposes and (in the case of corporate entities) certain direct owners and affiliates. As a result, we do not expect an active trading market to develop for the warrants, and the liquidity of the warrants will be significantly limited.

The value of our warrants will be directly affected by the market price of our common stock, which may be volatile.

The value of our warrants will be significantly affected by the market price of our common stock. We cannot predict how the shares of our common stock will trade in the future. This may result in greater volatility in the value of our warrants than would be expected for non-exercisable securities.

If an effective registration is not in place and a current prospectus is not available when an investor desires to exercise warrants or sell the shares of common stock underlying the warrants, or if such transactions are not otherwise exempt from the requirements of the Securities Act and similar state securities laws, then such investor may be unable to exercise his, her or its warrants, causing such warrants to expire worthless, or to sell the shares of common stock underlying the warrants for value.

Holders of warrants will be able to exercise the warrants and sell the shares of common stock underlying the warrants only if a registration statement relating to such securities is then in effect, or if such transactions are exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the purchaser of such securities resides. We intend to use our reasonable best efforts to keep a registration statement in effect covering warrant shares and to maintain a current prospectus relating to warrant shares until the expiration of the warrants. We cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the warrant shares, holders may be unable to sell their warrant shares. If the prospectus relating to the warrant shares is not current, the warrants may have no value, we will have no obligation to settle the warrants for cash, the market for such warrants may be limited, and such warrants may expire worthless.

USE OF PROCEEDS

We will receive the proceeds from the exercise of any warrants by the selling stockholders, in an amount equal to the exercise price per share, except to the extent that any selling stockholder elects to exercise his, her or its warrants pursuant to the “net exercise” provision thereof. We will not receive any proceeds from the resale by the selling stockholders of our warrants or common stock, including common stock issued upon the exercise of the warrants, pursuant to this prospectus.

We intend to use any proceeds received from the exercise of the warrants primarily for general corporate purposes and other lawful purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness, and capital expenditures. We may also use a portion of the proceeds to acquire or invest in new brands or businesses.

We will pay estimated transaction expenses of approximately $177,347.41 in connection with this offering.

SELLING STOCKHOLDERS

Concurrently with the consummation of the mergers, we issued an aggregate of (i) 20,252,375 shares of common stock in a private placement transaction to certain of our stockholders and (ii) warrants to purchase up to 3,000,000 additional shares of common stock, $0.01 par value, subject to adjustment for stock splits, stock dividends or similar transactions, at an exercise price of $11.20 per share; and up to 3,000,000 shares of common stock, $0.01 par value, subject to adjustment for stock splits, stock dividends or similar transactions, issuable upon exercise of the warrants. In addition, in August 2014, as part of the consideration for our acquisition of Galaxy, we issued 13,750,000 shares of our common stock, of which an aggregate of 1,375,000 shares, subject to rounding, are not deliverable prior to February 15, 2016, and are only then deliverable to the extent that they were not used to offset certain indemnification obligations of the selling shareholders pursuant to the Galaxy Merger Agreement. For the purposes of the information presented below with respect to ownership of the selling stockholders, we have assumed that all such shares not deliverable prior to February 15, 2016, “holdback” shares, were fully issued and outstanding as of the date of the below calculations.

In connection with our acquisition of Galaxy, we entered into the Galaxy Registration Rights Agreement. Pursuant to the Galaxy Merger Agreement and the Galaxy Registration Rights Agreement, we agreed to register for resale the shares of common stock and warrants issued in the acquisition of Galaxy, as more fully described in the section titled “Prospectus Summary.”

This prospectus covers the public resale of the foregoing shares of common stock and warrants. The selling stockholders may offer the common stock and warrants for resale from time to time and may elect to sell some, all or none of the shares set forth under this prospectus. However, the selling stockholders are under no obligation to sell any of the common stock or warrants offered pursuant to this prospectus.

The table on the following page sets forth information regarding the selling stockholders and the shares of common stock and warrants (expressed as shares of underlying common stock) that they may sell or otherwise dispose of from time to time under this prospectus.

All information with respect to ownership of the selling stockholders has been furnished by or on behalf of the selling stockholders and is as of November 18, 2015. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the common stock reported as beneficially owned by them. Because the selling stockholders may sell all, part or none of the common stock they hold, no estimates can be given as to the number of shares of common stock that the selling stockholders will hold upon termination of any offering made hereby. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. For purposes of the table below, however, we have assumed that after termination of this offering, none of the shares of common stock offered by this prospectus will be held by the selling stockholders.

Except as provided in the footnotes to the table on the following page, the selling stockholders have not had any position within, held any office of or had any other material relationship with us or our affiliates during the past three years.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or issuable upon exercise of warrants that are currently exercisable or exercisable within 60 days of November 18, 2015, is deemed to be outstanding and beneficially owned by the person holding the options or warrants. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Percentage of beneficial ownership assumes that 59,990,156 shares of our common stock are outstanding based on 40,784,509 shares of our common stock issued and outstanding as of November 18, 2015, plus (i) an aggregate of 1,374,992 “holdback” shares not deliverable prior to February 15, 2016, pursuant to the terms of the Galaxy Merger Agreement, as described above and (ii) an estimated aggregate of 17,830,655 shares of common stock issued to the MSLO stockholders in the mergers. The number of shares of common stock issued in the mergers to the MSLO stockholders as a whole, and to any individual MSLO stockholder, will be finalized prior to the effectiveness of this registration statement. We currently estimate that the total number of shares of our common stock that will be issued in the MSLO merger will be approximately 17.8 million, based on 57,499,693 shares of MSLO common stock issued and outstanding as of November 18, 2015 and an estimated exchange ratio of 0.3101. Such exchange ratio is calculated for illustrative purposes only by dividing $3.075, the portion of the aggregate merger consideration to be paid to holders of MSLO common stock in our common stock, by $9.9158, the volume weighted average price per share of our common stock on the Nasdaq for the consecutive period over the five trading days ending on November 18, 2015, the last practicable date before the date of this prospectus, as calculated by Bloomberg Financial LP under the function “VWAP.” We have applied the same estimations to the number of shares held by any individual MSLO stockholder. Except as disclosed in the footnotes to this table, we believe that the stockholder identified in the table below possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Shares of Common Stock Underlying Warrants Beneficially Owned Prior to Offering (2)		Maximum Number of	Shares of Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Number of Shares	Percentage of Shares Outstanding	Number of Shares	Percentage of Shares Upon Exercise of Warrants	Shares of Common Stock Offered	Number of Shares	Percentage of Shares

Carlyle Galaxy Holdings, L.P. (3)	6,369,812	10.6%	1,403,254	12.7%	7,773,066	-	-
Eli Harari (4)	1,023,717	1.7%	224,208	*	323,059	1,023,717	1.7%
Eli Harari 2011 Family Trust (5)	423,319	*	93,256	*	131,893	423,319	*
Albert Chehebar (6)	256,116	*	158,732	*	227,476	187,372	*
Isaac Shehebar (7)	268,744	*	158,732	*	227,476	200,000	*
E.S. Originals, Inc. (8)	148,759	*	79,366	*	113,738	114,387	*
AJ Investments Associates (9)	303,870	*	66,666	*	95,537	274,999	*
Gary D. Herwitz (10)	57,883	*	12,698	*	18,197	52,384	*
Elyahu Cohen (11)	323,516	*	158,732	*	227,476	254,772	*
Eddie Esses (12)	874,372	1.5%	268,738	1.9%	454,560	688,550	1.1%
MHA 1 LLC (13)	-	-	79,366	*	79,366	-	-
Morris Hidary (14)	68,528	*	-	-	10,312	58,216	*
Jacob I. Hidary (15)	83,528	*	-	-	10,312	73,216	*
Abraham Bert Hidary (16)	76,292	*	-	-	9,624	66,668	*
David J. Hidary (17)	27,176	*	-	-	3,437	23,739	*
Isaac Hidary (18)	7,235	*	-	-	687	6,548	*
C & One G LLC (19)	-	-	79,366	*	79,366	-	-
KLCC Investments LLC (20)	45,583	*	-	-	30,935	14,648	*
Joseph Gindi (21)	3,437	*	-	-	3,437	-	-
MSA Galaxy Investment, L.P. (22)	83,055	*	175,978	*	259,033	-	-
David Scharf (23)	19,513	*	18,334	*	37,847	-	-
Jon Lavallee (24)	9,756	*	9,166	*	18,922	-	-
Abraham M. Hidary (25)	13,008	*	12,222	*	25,230	-	-
Robert Capener (26)	1,245	*	1,170	*	2,415	-	-
Tengram Capital Partners Gen2 Fund, L.P. (27)	8,111,362	13.5%	-	-	7,619,178	99,165	*
William Sweedler (27)	8,111,362	13.5%	-	-	393,019	99,165	*
BlackRock, Inc. (28)	4,613,859	7.7%	-	-	2,688,957	1,924,902	3.2%
Siguler Guff Small Buyout Opportunities Fund II, LP (29)	1,757,575	2.9%	-	-	1,757,575	-	-
Buckingham Capital Management (30)	1,835,609	3.1%	-	-	1,835,609	-	-

*Less than 1%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account, and also include any “holdback” shares potentially issuable to such beneficial owner on February 15, 2016, to the extent not used to offset the indemnification obligations of such beneficial owner, pursuant to the Galaxy Merger Agreement.

(2)	The calculation of this percentage assumes for each person the acquisition by such person of all shares that may be acquired upon exercise of warrants to purchase shares of common stock, and assumes that the other warrantholders do not exercise their warrants.

(3)	Consists of 5,788,425 shares of common stock, warrants to purchase 1,403,254 shares of common stock, as well as 581,387 “holdback” shares. Carlyle Galaxy Holdings L.P. has the right to nominate one director for election by our stockholders, pursuant to a letter agreement with the Company dated June 24, 2014, for so long as it and its affiliates hold at least 33% of the shares acquired by it in connection with our acquisition of Galaxy Brands Holdings, Inc. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on the Nasdaq. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the managing member of Carlyle Equity Opportunity GP, L.L.C., which is the general partner of Carlyle Equity Opportunity GP, L.P., which is the general partner of Carlyle Galaxy Holdings, L.P. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the shares of common stock owned of record by Carlyle Galaxy Holdings, L.P. The address of TC Group Cayman Investment Holdings, L.P., and TC Group Cayman Investment Holdings Sub L.P. is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue George Town, Grand Cayman, E9 KY1-9005. The address of each of the other entities mentioned in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, DC 20004.

(4)	Consists of 923,866 shares of common stock, warrants to purchase 224,208 shares of common stock, as well as 98,851 “holdback” shares.

(5)	Consists of 384,682 shares of common stock, warrants to purchase 93,256 shares of common stock, as well as 38,637 “holdback” shares.

(6)	Consists of 187,372 shares of common stock and warrants to purchase 158,732 shares of common stock, as well as 68,744 “holdback” shares.

(7)	Consists of 200,000 shares of common stock and warrants to purchase 158,732 shares of common stock, as well as 68,744 “holdback” shares.

(8)	Consists of 114,387 shares of common stock and warrants to purchase 79,366 shares of common stock, as well as 34,372 “holdback” shares. E.S. Originals, Inc. is a significant licensee of the AND1®, AVIA® and Nevados® brands acquired in our acquisition of Galaxy.

(9)	Consists of 274,999 shares of common stock and warrants to purchase 66,666 shares of common stock, as well as 28,871 “holdback” shares.

(10)	Consists of warrants to purchase 12,698 shares of common stock, as well as 5,499 “holdback” shares.

(11)	Consists of 254,772 shares of common stock and warrants to purchase 158,732 shares of common stock, as well as 68,744 “holdback” shares.

(12)	Consists of 688,550 shares of common stock and warrants to purchase 268,738 shares of common stock, as well as 185,822 “holdback” shares. In connection with the consummation of our acquisition of Galaxy, Mr. Esses entered into an employment agreement with us, pursuant to which he is currently employed as the Division President, Active.

(13)	Consists of warrants to purchase 79,366 shares of common stock.

(14)	Consists of 58,216 shares of common stock, as well as 10,312 “holdback” shares.

(15)	Consists of 73,216 shares of common stock, as well as 10,312 “holdback” shares.

(16)	Consists of 66,668 shares of common stock, as well as 9,624 “holdback” shares.

(17)	Consists of 23,739 shares of common stock, as well as 3,437 “holdback” shares.

(18)	Consists of 6,548 shares of common stock, as well as 687 “holdback” shares.

(19)	Consists of warrants to purchase 79,366 shares of common stock.

(20)	Consists of 14,648 shares of common stock, as well as 30,935 “holdback” shares.

(21)	Consists of 3,437 “holdback” shares.

(22)	Consists of warrants to purchase 175,978 shares of common stock, as well as 83,055 “holdback” shares.

(23)	Consists of warrants to purchase 18,334 shares of common stock, as well as 19,513 “holdback” shares.

(24)	Consists of warrants to purchase 9,166 shares of common stock, as well as 9,756 “holdback” shares.

(25)	Consists of warrants to purchase 12,222 shares of common stock, as well as 13,008 “holdback” shares.

(26)	Consists of warrants to purchase 1,170 shares of common stock, as well as 1,245 “holdback” shares.

(27)	Consists of 6,628,572 shares of our common stock held by TCP WR Acquisition, LLC (“TCP WR”), 733,333 shares of common stock held by TCP SQBG Acquisition LLC (“TCP Acquisition”) and 257,273 shares of common stock held by TCP SQBG II LLC (“TCP II”). Our chairman, Mr. William Sweedler and our former directors, Mr. Matthew Eby and Mr. Richard Gersten, as managing members of Tengram Capital Associates (“TCA”), which is the general partner of Tengram Capital Partners Gen2 Fund, L.P. (“Tengram”), which is the managing member of each of TCP WR, TCP Acquisition and TCP II, exercise voting and investment authority over (i) the shares held by TCP WR Acquisition, LLC, (ii) the shares held by TCP SQBG Acquisition LLC and (iii) the shares held by TCP II SQBG II LLC. Each of TCA, Tengram, Mr. Sweedler, Mr. Eby and Mr. Gersten disclaim beneficial ownership of such shares of common stock except to the extent of their pecuniary interest therein. Mr. Sweedler is also the beneficial owner of 59,165 shares of common stock held by Madcat II, LLC, of which Mr. Sweedler is the managing member, and 40,000 shares of common stock held by the Amber & William Sweedler Family Foundation Inc. (the “Sweedler Family Foundation”). Mr. Sweedler disclaims beneficial ownership of the shares of common stock held by Madcat II, LLC and the Sweedler Family Foundation, except to the extent of his pecuniary interest therein. Mr. Sweedler is also the beneficial owner of 393,019 shares of common stock. The address of Mr. Sweedler, TCA, Tengram, TCP WR, TCP Acquisition and TCP II is 15 Riverside Avenue, Floor 1, Westport, CT 06880.

(28)

Consists of (i) 3,979,716 shares of the Company’s common stock issued in connection with the mergers in exchange for the same number of shares of Old Sequential’s common stock and (ii) 634,143 shares of the Company’s common stock issued in connection with the mergers in exchange for shares of MSLO’s common stock. The information reported is based on the information provided to the Company and to MSLO by BlackRock, Inc. pursuant to Schedules 13G filed by BlackRock, Inc. and on the information provided to the Company by BlackRock, Inc., pursuant to which BlackRock Inc. reported that it is the ultimate parent holding company of certain advisory subsidiaries that have the power to vote or dispose of the referenced securities. The registered holders of the shares offered hereby are BGF US Small & MidCap Opportunities Fund, BlackRock US Opportunities Fund, BlackRock US Opportunities Portfolio, a series of BlackRock Funds and Lincoln Investment Advisors Corporation. BlackRock, Inc. is the ultimate parent holding company of the investment adviser entities which manage the aforementioned funds. On behalf of such investment adviser entities, Ian Jamieson, as a managing director of such entities, has voting and investment power over the referenced shares. Ian Jamieson expressly disclaims beneficial ownership of all such shares. The address of the funds, the investment adviser entities and Ian Jamieson is 2929 Arch Street, 16th Floor, Philadelphia, PA 19104.

(29)	Consists of 1,757,575 shares of common stock, of which 1,090,909 were purchased in the private placement transaction consummated on July 26, 2013 and 666,666 were purchased in the private placement transaction consummated on January 9, 2013. The general partner of Siguler Guff Small Buyout Opportunities Fund II, LP (“SBOF II”) is Siguler Guff SBOF II GP, LLC (“SBOF II GP”). SBOF II is an affiliate of a broker-dealer, however SBOF II purchased the shares in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the shares. SBOF II GP is also the general partner of Siguler Guff Small Buyout Opportunities Fund II (T), LP (“SBOF II T”) and Siguler Guff Small Buyout Opportunities Fund II (F), LP (“SBOF II F,” and, together with SBOF II and SBOF II T, the “SBOF II Funds”). The SBOF II Funds have entered into a participation arrangement whereby SBOF II will administer investments on behalf of itself and as nominee for SBOF II T and SBOF II F. Accordingly, SBOF II T and SBOF II F each hold an indirect beneficial interest in the shares of common stock held by SBOF II equal to the proportion of fund commitments to each of SBOF II T and SBOF II F to the aggregate commitments to the SBOF II Funds. Siguler Guff Advisers, LLC (“SGA”) is an investment adviser organized under the laws of the State of Delaware. SGA has investment authority with respect to the securities owned by SBOF II. By reason of such authority, SGA may be deemed to indirectly beneficially own the shares. SGA is controlled through the voting partners of its parent holding company (“Principals”): George W. Siguler, Andrew J. Guff, Donald P. Spencer and Ken Burns. SGA and its Principals share voting and investment power over the shares held of record by the Siguler Guff Investors. SBOF II GP, SGA and the Principals each disclaim beneficial ownership of the shares except to the extent of their pecuniary interest, direct or indirect, or their ownership interests in the SBOF II Funds. The address of SBOF II, SBOF II GP, SGA and the Principals is 825 Third Avenue, 10th Floor, New York, NY 10022.

(30)	Consists of shares of common stock held by Buckingham RAF Partners, LP, Buckingham RAF Partners II, LP and Buckingham RAF International Partners Master Fund, LP. Buckingham Capital Management exercises voting and investment authority over each of Buckingham RAF Partners, LP, Buckingham RAF Partners II, LP and Buckingham RAF International Partners Master Fund, LP.

DESCRIPTION OF WARRANTS

The following summary of the terms of the warrants may not contain all of the information that is important to you and is qualified in its entirety by reference to the form of warrant and the provisions of applicable law. A copy of the form of warrant is included as Exhibit 4.1 to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

The warrants are for the purchase of an aggregate of up to 3,000,000 additional shares of our common stock, which are referred to as the “warrant shares.” The warrant shares will be issued at an exercise price of $11.20 per share, which price was established based upon the average closing price of our common stock for the 10 trading day period preceding the execution of the Galaxy Merger Agreement.

The warrants will vest based upon the performance in the 2016 and 2017 calendar years of the Linens ‘n Things® brand acquired from Galaxy, as follows:

•	500,000 warrant shares will vest if net royalties in 2016 are equal to or exceed $10,000,000;

•	an additional 1,000,000 warrant shares will vest if net royalties in 2016 are equal to or exceed $15,000,000;

•	500,000 warrant shares will vest if net royalties in 2017 are equal to or exceed $10,000,000; and

•	an additional 1,000,000 warrant shares will vest if net royalties in 2017 are equal to or exceed $15,000,000.

For purposes of the foregoing, net royalties is calculated as the gross aggregate royalties and other similar revenue earned by us during the applicable calendar year and received within 90 days after the date that such royalties have become due and payable, less the commissions and other amounts payable pursuant to a services agreement with Earthbound LLC or another broker relating to licensing of Linens ‘n Things® brand during the applicable calendar year. The vesting amounts for each year will be determined by us and a representative of Galaxy’s selling shareholders, which we refer to the Stockholder Representative, based upon a statement delivered by us to the Stockholder Representative on or before April 30 (or June 30, in certain circumstances) of the year following the applicable calendar year, and in accordance with the agreed procedures to resolve any disagreement with respect to the amounts set forth on such statement. We have agreed to take certain actions with respect to the operations of the Linens ‘n Things® brand during the 2016 and 2017 calendar years, including with respect to the collection of royalties.

In the event of a change of control of us before April 30, 2017, any unvested warrant shares will immediately vest, and the warrants shall become exercisable for such vested warrant shares. If we sell the Linens ‘n Things® brand for in excess of $50,000,000 before the end of calendar year 2017, any unvested warrant shares will immediately vest, and the warrants will become exercisable for such vested warrant shares. In the event of a sale of the brand for less than $50,000,000, the warrant shares will vest proportionally, based upon the value of the sale as a percentage of $50,000,000.

The warrants, but not the warrant shares, are subject to certain transfer restrictions specified in the form of warrant agreement that prohibit transfers other than (in the case of individuals) to spouses and certain other individuals and entities for estate planning purposes or (in the case of corporate entities) to certain direct owners and affiliates.

The warrants may be exercised pursuant to certain “net exercise” provisions specified in the form of warrant agreement. Pursuant to such provisions, in lieu of purchasing vested warrant shares for cash, the holder of a warrant may elect to pay no cash, in which case the number of shares of our common stock to be received upon exercise of the warrant will be reduced by the quotient of the aggregate exercise price of the underlying warrant shares and the current market price of our common stock, as specified in the form of warrant agreement.

The numbers and exercise price of warrant shares for which the warrant is exercisable are subject to adjustment for stock splits, stock dividends or similar transactions, as specified in the form of warrant agreement, including adjustment upon any (i) subdivision, combination or other change relating to our common stock, (ii) reclassification, reorganization, consolidation or merger of us with or into another entity, and (iii) dividends or other distributions of our assets (or rights to acquire our assets) to holders of shares of our common stock. In the case of (i) and (ii) above, the numbers and exercise price of the warrant shares in effect immediately prior to such event shall be proportionately adjusted, so that the holder of each warrant shall thereafter be entitled to receive, upon payment of the same aggregate exercise price as if the warrants had been exercised immediately prior to such event, the same aggregate number of warrant shares that such holder would have owned upon such exercise and been entitled to receive by virtue of such event. In the case of (iii) above, then the holder of each warrant shall be entitled to participate in such distribution, upon exercise of the warrants, to the same extent as if the warrants had been exercised immediately prior to the record date for such distribution.

No fractional shares of our common stock will be issued in connection with the exercise of the warrant, and we will pay cash in lieu of any such fractional interests. The warrant shares are subject to withholding upon issuance to the extent required by applicable law. No holder of warrants, as such, will be entitled to vote, receive dividends or be deemed to be a stockholder for any purpose, until the issuance of warrant shares pursuant to the terms of the warrant.

The warrants expire on December 31, 2019.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or warrants, or interests in shares of common stock or warrants, received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or warrants, or interests in shares of common stock or warrants, on any stock exchange, market or trading facility on which the shares or warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares of common stock or warrants, or any interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares or warrants at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock or warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or warrants, or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock or warrants in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge the common stock or warrants to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock or warrants offered by them will be the purchase price of the common stock or warrants less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares of common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act; provided, that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or warrants, or interests therein, may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of common stock or warrants may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of common stock or warrants to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock and warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock and warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of shares of common stock or warrants in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock or warrants against certain liabilities, including liabilities arising under the Securities Act.

Pursuant to the Galaxy Registration Rights Agreement, we agreed to indemnify certain of the selling stockholders who are former Galaxy shareholders and optionholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares of common stock and warrants offered by this prospectus. Sequential has further agreed with such selling stockholders to use reasonable best efforts to maintain the effectiveness of the registration statement of which this prospectus constitutes a part for the period of time specified therein.

VALIDITY OF THE SECURITIES

Gibson, Dunn & Crutcher LLP, New York, New York, will pass upon the validity of the common stock, warrants and common stock underlying the warrants offered in this offering.

EXPERTS

Sequential

The consolidated financial statements of Old Sequential and its subsidiaries appearing in Old Sequential’s Annual Report on Form 10-K for the years ended December 31, 2014 and 2013, and the effectiveness of Old Sequential’s internal control over financial reporting as of December 31, 2014 have been audited by CohnReznick LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment of the effectiveness of Old Sequential’s internal control over financial reporting as of December 31, 2014 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Sequential Brands Group, Inc. and its subsidiaries as of and for the year ended December 31, 2012 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

MSLO

The consolidated financial statements of Martha Stewart Living Omnimedia, Inc. appearing in Martha Stewart Living Omnimedia, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 (including the schedule appearing therein), and the effectiveness of Martha Stewart Living Omnimedia, Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Galaxy Brand Holdings, Inc. and Galaxy Brands, LLC

The consolidated financial statements of Galaxy Brand Holdings, Inc. and subsidiaries for the period from May 13, 2013 (inception) to December 31, 2013, and the consolidated financial statements of Galaxy Brands, LLC and subsidiaries for the period from January 1, 2013 to May 13, 2013, included in Old Sequential’s Current Report on Form 8-K, filed August 18, 2014, as amended September 5, 2014, and incorporated by reference in this prospectus and elsewhere in this registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included therein. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Galaxy Brands, LLC and its subsidiary as of and for the year ended December 31, 2012, included in Old Sequential’s Current Report on Form 8-K, filed August 18, 2014, as amended September 5, 2014, and incorporated by reference in this prospectus and elsewhere in this registration statement, have been so incorporated by reference in reliance upon the report of Hecht and Company, P.C., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

With You, Inc. and Corny Dog, Inc.

The combined financial statements of With You, Inc. and Corny Dog, Inc. as of and for the years ended December 31, 2014, 2013 and 2012, included in Old Sequential’s Current Report on Form 8-K, filed April 14, 2015, as amended June 24, 2015, and incorporated herein by reference, have been so incorporated by reference in reliance upon the report of CohnReznick LLP, independent auditor, upon the authority of said firm as experts in accounting and auditing.

Joe’s Jeans Inc.

The combined financial statements of the Joe’s Jeans business as of and for the years ended November 30, 2014, 2013 and 2012, included in Old Sequential’s Current Report on Form 8-K, filed September 14, 2015, as amended September 28, 2015 and October 13, 2015, and incorporated herein by reference, have been so incorporated in reliance upon the report of CohnReznick LLP, independent auditor, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file, and our predecessors Old Sequential and MSLO filed, annual, quarterly and current reports, information and proxy statements and other information with the SEC. Sequential’s, Old Sequential’s and MSLO’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also find more information by visiting our website at www.sequentialbrandsgroup.com. The information contained on the SEC website and our website is specifically not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We file, and our predecessors Old Sequential and MSLO filed, annual, quarterly and current reports, information and proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Sequential, Old Sequential and MSLO, which file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult our website under the “Investor Relations” link for more information. Our website is http://sequentialbrandsgroup.com/. The information contained on our website and the SEC website (except for the filings described below) is not incorporated by reference into this prospectus.

The SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus.

This prospectus incorporates by reference the documents listed below that Sequential has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about Sequential, its financial condition and other matters.

•	our Current Reports on Form 8-K filed ; and

•	the description of our common stock in the Form 8-K12B, filed on , 2015.

This prospectus incorporates by reference the documents listed below that Old Sequential (File No. 001-36082) has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about Old Sequential.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including the portions of its information and proxy statement on Schedule 14A filed April 16, 2015 incorporated by reference therein);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	Current Reports on Form 8-K, filed August 18, 2014, April 7, 2015, April 14, 2015, May 27, 2015, June 22, 2015, June 23, 2015, September 14, 2015 and October 22, 2015, and Current Reports on Form 8-K/A, filed September 5, 2014, June 24, 2015, September 28, 2015, October 13, 2015, October 22, 2015 and November 20, 2015 (dated November 19, 2015).

This prospectus also incorporates by reference the documents listed below that MSLO (File No. 001-15395) has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about MSLO.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended by the Form 10-K/A filed on April 27, 2015;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015; and

•	Current Reports on Form 8-K, dated June 22, 2015, June 24, 2015 and October 22, 2015.

In addition, we incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this prospectus. Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, or from us by requesting them in writing or by telephone at the following address:

Sequential Brands Group, Inc.
5 Bryant Park, 30th Floor
New York, New York 10018
Attention: Investor Relations
Telephone: (646) 564-2577

These documents are available from us without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$25,347.41
Accounting Fees and Expenses	75,000.00
Legal Fees and Expenses	75,000.00
Printing Expenses	1,000.00
Miscellaneous	1,000.00
Total	$177,347.41

Item 15. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 145(b) of the DGCL provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

Article Fifth, paragraph D of our amended and restated certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Article X, Section 2 of our amended and restated bylaws states that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person against any losses, claims, damages, liabilities or expenses to which such person may become subject in connection with any matter arising out of or in connection with our business or affairs, except any loss, claim, damage, liability or expense which a court of competent jurisdiction in a final judgment on the merits has determined is primarily attributable to the fraud, willful malfeasance or gross negligence by or of such person; reckless disregard of duties by such person in the conduct of their office; or a material and knowing violation of applicable U.S. securities laws or a criminal conviction, in either case with respect to the activities of Sequential or such person (which judgment is not subsequently reversed on appeal). The right to indemnification includes the right to be paid by us the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition.

In addition to the indemnification required in our amended and restated certificate of incorporation and our amended and restated bylaws, we have entered into indemnity agreements with current and former directors, officers and key employees. These agreements provide for the indemnification of such individuals for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents.

The foregoing is only a general summary of certain aspects of Delaware law and the registrant’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the registrant’s amended and restated certificate of incorporation and amended and restated bylaws.

Item 16. Exhibits.

Reference is made to the Exhibit Index filed as part of this registration statement.

Item 17. Undertakings

a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 19, 2015.

SEQUENTIAL BRANDS GROUP, INC.

By:	/s/ Gary Klein
Name:	Gary Klein
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yehuda Shmidman and Gary Klein, each of them acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he or she deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature/Name	Position	Date

/s/ William Sweedler	Chairman	November 19, 2015
William Sweedler

/s/ Yehuda Shmidman	Director and Chief Executive Officer (Principal Executive Officer)	November 19, 2015
Yehuda Shmidman

/s/ Gary Klein	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 19, 2015
Gary Klein

/s/ Rodney Cohen	Director	November 19, 2015
Rodney Cohen

/s/ Aaron Hollander	Director	November 19, 2015
Aaron Hollander

/s/ Al Gossett	Director	November 19, 2015
Al Gossett

/s/ Stewart Leonard Jr.	Director	November 19, 2015
Stewart Leonard Jr.

/s/ Gary Johnson	Director	November 19, 2015
Gary Johnson

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 22, 2015, by and among Martha Stewart Living Omnimedia, Inc., Madeline Merger Sub, Inc., Sequential Brands Group, Inc., Singer Merger Sub, Inc. and Singer Madeline Holdings, Inc. (incorporated by reference to Exhibit 2.1 to Old Sequential’s Current Report on Form 8-K filed June 23, 2015).†
2.2	Letter Agreement, dated as of October 22, 2015, by and among Singer Madeline Holdings, Inc., Sequential Brands Group, Inc., Martha Stewart Living Omnimedia, Inc., Singer Merger Sub, Inc. and Madeline Merger Sub, Inc. (incorporated by reference to Exhibit 2.2 to Singer Madeline Holdings, Inc.’s Registration Statement on Form S-4/A filed on October 22, 2015).
2.3	Agreement and Plan of Merger, dated as of June 24, 2014, among Sequential Brands Group, Inc., SBG Universe Brands, LLC, Universe Galaxy Merger Sub, Inc., Galaxy Brand Holdings, Inc., Carlyle Equity Opportunity GP, L.P., and Carlyle Galaxy, L.P. (incorporated by reference to Exhibit 2.1 to Old Sequential’s Current Report on Form 8-K filed June 25, 2014).†
3.1	Form of Amended and Restated Certificate of Incorporation of Sequential Brands Group, Inc. (incorporated by reference to Exhibit 3.2 to Singer Madeline Holdings, Inc.’s Registration Statement on Form S-4/A filed on October 22, 2015).
3.2	Form of Amended and Restated Bylaws of Sequential Brands Group, Inc. (incorporated by reference to Exhibit 3.4 to Singer Madeline Holdings, Inc.’s Registration Statement on Form S-4/A filed on October 22, 2015).
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.5 to Old Sequential’s Current Report on Form 8-K, filed August 18, 2014).
5.1	Form of Opinion of Gibson, Dunn & Crutcher LLP regarding the validity of the securities being registered.*
23.1	Consent of CohnReznick LLP relating to Old Sequential’s financial statements.*
23.2	Consent of Grant Thornton LLP relating to Old Sequential’s financial statements.*
23.3	Consent of CohnReznick LLP relating to With You, Inc. and Corny Dog, Inc.’s financial statements.*
23.4	Consent of Ernst & Young LLP relating to Galaxy Brand Holdings, Inc. and Galaxy Brands LLC’s financial statements.*
23.5	Consent of Hecht and Company, P.C relating to Galaxy Brands LLC’s financial statements.*
23.6	Consent of CohnReznick LLP relating to the Joe’s Jeans business’ financial statements.*
23.7	Consent of Ernst & Young LLP relating to Martha Stewart Omnimedia, Inc.’s financial statements.*
23.8	Consent of Gibson, Dunn & Crutcher LLP (to be included in the opinion filed as Exhibit 5.1 to this Registration Statement).*
24.1	Power of Attorney (included on the signature page hereto).*

*	Filed herewith.

†	Pursuant to Item 601(b)(2) of Regulation SK, certain schedules and similar attachments to this agreement have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.